EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Jamba, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-160597 and 333-139645) on Form S-3 and the registration statements (Nos. 333-212938, 333-211440, 333-189147, 333-167449, 333-139128, and 333-158093) on Form S-8 of Jamba, Inc. of our report dated February 9, 2018, with respect to the consolidated balance sheet of Jamba, Inc. as of January 3, 2017, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the fiscal years ended January 3, 2017 and December 29, 2015 and the related financial statement schedule, which report appears in the January 2, 2018 annual report on Form 10-K of Jamba, Inc.

/s/ KPMG LLP

San Francisco, CA

May 11, 2018